Exhibit 23.1

Consent of Marcum LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Myomo, Inc. on Form S-3 [File No. 333-226045], Forms S-8 [File No. 333-222263] and [File No. 333-225952] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 12, 2019, with respect to our audits of the financial statements  of Myomo, Inc. as of December 31, 2018 and 2017and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Myomo, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 12, 2019